


                                                                    EXHIBIT 12

                        PENNCORP FINANCIAL GROUP, INC.
          STATEMENT RE RATIO OF EARNINGS (LOSS) TO FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS
       For the Years Ended December 31, 1999, 1998, 1997, 1996 and 1995
                               ($ in thousands)


                                                    1999        1998         1997      1996         1995
                                                 ---------    ---------    -------   ---------    ---------
Income (loss) before income taxes,
   equity in earnings of unconsolidated
   affiliates and extraordinary charge .......   $(172,003)   $(424,628)   $51,543   $ 110,579    $  79,457
Adjustments to earnings (loss):
  Fixed charges ..............................      40,145       42,265     25,081      21,756       22,581
  Interest capitalized .......................        --           --         --          (400)        (260)
  Preferred stock dividend requirements ......        --           --         --          --           --
                                                 ---------    ---------    -------   ---------    ---------
Total earnings (loss) and fixed charges ......   $(131,858)   $(382,363)   $76,624   $ 131,935    $ 101,778
                                                 =========    =========    =======   =========    =========

Fixed charges:
  Interest expense ...........................   $  36,167    $  41,491    $22,497   $  17,741    $  18,729
  Amortization of deferred debt issuance costs       3,970          723        858       1,238        1,051
  Rental expense .............................           8           51      1,726       2,777        2,801
                                                 ---------    ---------    -------   ---------    ---------
Total fixed charges ..........................   $  40,145    $  42,265    $25,081   $  21,756    $  22,581
                                                 =========    =========    =======   =========    =========

Preferred stock dividend requirements:
  Preferred stock dividends ..................   $  17,825    $  18,273    $19,533   $  14,646    $   6,540
  Gross-up for taxes .........................      10,469       10,732     12,769       8,616        3,525
                                                 ---------    ---------    -------   ---------    ---------
Total preferred stock dividend requirements ..   $  28,294    $  29,005    $32,302   $  23,262    $  10,065
                                                 =========    =========    =======   =========    =========

Ratio of earnings to fixed charges ...........        --           --         3.27        6.06         4.51
                                                 =========    =========    =======   =========    =========

Combined ratio of earnings to fixed charges
  and preferred stock dividend requirements ..        --           --         1.34        2.93         3.12
                                                 =========    =========    =======   =========    =========

Amount of deficiency in loss to fixed charges    $ 172,003    $ 424,628    $  --     $    --      $    --
                                                 =========    =========    =======   =========    =========

Amount of deficiency in loss to combined
  fixed charges and preferred stock dividend
  requirements ...............................   $ 200,297    $ 453,633    $  --     $    --      $    --
                                                 =========    =========    =======   =========    =========